ROCHDALE INVESTMENT MANAGEMENT LLC
                               RIM SECURITIES LLC
                                Integrity Policy



Rochdale Investment Management and RIM Securities (together referred to as "Rochdale" or the "Firm") are committed to maintaining the highest standards of ethical dealing and integrity both with respect to all of its clients, including Rochdale Investment Trust (Trust), a registered investment company to which Rochdale Investment Management serves as an investment adviser and RIM Securities serves as the underwriter and distributor. In furtherance of this objective, and in accord with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2(a)(12) under the Investment Advisers Act Rochdale has adopted a comprehensive policy (Policy) to provide guidance for its personnel about the standards of conduct each such individual is expected to meet. The reporting and review procedures prescribed by this Policy, as it may be amended from time to time, are also designed to comply with the requirements imposed on the Firm under various provisions of the Federal securities laws.

Each Firm Employee is required to read and to be familiar with this Policy and to certify, at least annually, that he or she understands the Policy and has complied with it. Every Firm Employee must certify, in substantially the form of Appendix B-1 that he or she is familiar with the provisions of this Policy and has complied with such Policy during the preceding calendar year. This certification shall be submitted by the Firm Employee upon the adoption of this policy and by January 30 of each year thereafter. In addition, those Firm Employees who are "Trust Access Persons" have special reporting requirements under this Policy.

The imposition of sanctions for violations of these Policies shall be at the discretion of the Firm's Board of Directors. At a minimum, a written record of each incident shall be prepared and maintained in employee files, for review in connection with the preparation of the Firm's Form ADV and, where appropriate, review by the Firm's counsel and the Trust. Repeated or serious violations may result in dismissal. Under certain circumstances, violations of this Policy may subject individual employees or officers of the Firm, or the Firm itself, to enforcement action by the Securities and Exchange Commission (SEC) or other regulatory authorities.

This Integrity Policy was first adopted as of November 1, 2001.




Rochdale
Integrity Policy


Contents
Section I: Standards of Conduct applicable to all Firm Employees. Firm Employees should be aware that Standards of Conduct extend to activities outside the Firm and may extend to securities transactions effected by a Firm Employee for his or her own account (Personal Securities Account) and to transactions effected in any securities account (Related Account) in which a Firm Employee has a Beneficial Ownership Interest.

Section   II:   Reporting   Requirements.   Section   sets  out  the   reporting
responsibilities of Trust Access Persons.

Section III: Insider Trading and Securities Fraud Enforcement Act of 1988. This act requires the Firm to establish, maintain, and enforce written policies and procedures designed to detect and prevent insider trading by any Firm Employee. Policies so established are included here.

Section IV: Record Keeping and Review requirements relating to the information that Firm Employees are required to submit to the Firm pursuant to this Integrity Policy.

Appendix A-1: Securities Account Identification Form: This form or equivalent information must be filed by Firm Employees or kept on file with the Firm, and information must be kept up-to-date.

Appendix A-2: Quarterly Report Form and Definitions: All Trust Access Persons must provide this form or equivalent information to the Firm at least quarterly.

Appendix A-3: Initial/Annual Holdings Report Form

     This form or equivalent must be filed by all Trust Access Persons by January 30th each year thereafter in order to satisfy Annual Holdings Reporting and must be filed within 10 days of an employee being designated an Access Person in order to satisfy Initial Holdings Reporting.

Appendix B-1: Firm Employee Certification

     Includes Policy summary; must be filed annually by each Firm Employee

Appendix B-2: Designation of Trust Access Persons

     Designated Principal must review and update as necessary

Appendix C-1: Definitions and Examples. I.


Standards of Conduct

         Five Point Summary

X The interests of the Firm's clients are paramount; avoid even the appearance of acting other than in the bests interests of a client.

X    Keep all matters relating to the Firm or its clients strictly confidential.

X Firm Employees may not participate in any IPO under any circumstances and Firm Employees may not facilitate such participation by any client of the Firm without the prior written approval of a Designated Principal or his designee;

X Firm Employees may not purchase any privately placed security without the prior written approval of a Designated Principal or his designee.

X Firm Employees are forbidden from trading, either personally or on behalf of others on material non-public inside information (insider trading) and from communicating or disseminating material non-public inside information to others (tipping).

A.   Improper Conduct: General.

In general, it is inappropriate for any person associated with Rochdale to engage in any conduct that would give rise to an implication that such person was acting other than in the best interests of the Firm's clients, including the Trust. As more fully discussed below, the Firm has adopted specific procedures designed to eliminate, to the greatest extent possible, investment related situations that might give rise to conflicts of interests between the Firm and its personnel on the one hand and the Firm's clients on the other. Conduct outside of the investment arena could also affect the Firm's reputation for integrity and fair dealing and Firm personnel are expected to refrain from engaging in such conduct. It is, of course, not possible to enumerate all conduct that might be deemed inappropriate. It is not, however, the intent of this Policy to prohibit the everyday courtesies of business life. The following examples are offered as guidance and should be applied with sound judgment and common sense:

It would be improper for any employee, officer or director of the Firm (hereinafter, Firm Employee), without written authorization from the Firm's Board of Directors or Designated Principal to:

     (i) engage in any self-dealing or other transactions benefiting a Firm Employee at the expense of the Firm or its clients.

     (ii) accept a gift or bequest, particularly from a client or an organization, such as a brokerage firm with which the Firm does business (Firm Supplier) if such acceptance would give rise to any implication of improper influence. (Advertising or promotional material or gifts recognizing established relationships with Firm Suppliers of a value not exceeding $100 per source would generally not be deemed to give rise to such an implication.)

     (iii)borrow money from or lend money to a client or Firm Supplier, except that loans from a bank or margin purchases through a brokerage firm that are clients or Firm Suppliers is permissible provided that no special terms are arranged for the benefit of a Firm Employee.

     (iv) invest in business ventures sponsored by a client or a Firm Supplier, except that investments in publicly traded securities of highly capitalized, listed issuers would generally be permissible.

     (v) make any contributions or expenditures for political candidates on behalf of the Firm without the written consent of the Firm, provided that Firm Employees individually may campaign for or contribute to candidates of their choice subject to the provisions of RIM Securities compliance manual.

     (vi) engage in the conduct of another business, accept employment outside of the Firm or serve on the board of any public company without the approval of the Firm. Firm Employees who serve as directors or trustees of any non-public company or nonprofit organizations are encouraged to report relevant information to the Firm's Board of Directors or Designated Principal.

     (vii)trade, either personally or on behalf of others, on material non-public inside information and from communicating or disseminating material non-public inside information to others (tipping). Specific information relating to this matter are set forth in Section III of this Policy.

     (viii) cause another person to do something on behalf of a Firm Employee that he or she could not have done personally.

B. Special Responsibilities of Firm Employees with respect to the Trust. Neither the Firm, nor any Firm Employee may, in connection with the purchase or sale, directly or indirectly, of a security or otherwise:

     (i)  employ any device, scheme or artifice to defraud the Trust;

     (ii) make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

     (iii)engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

     (iv) engage in any manipulative practice with respect to the Trust.

C.   Confidentiality.

The nature of the Firm's business is such that employees may be in possession of confidential, proprietary or market-sensitive information, including material non-public inside information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, portfolio relationships with and information about former, present and prospective clients, portfolio companies and suppliers of the Firm. Any such information that is acquired by employees in the course of the Firm's business must be kept confidential and may be used solely for proper purposes of the Firm. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain.

In addition to information concerning other companies or persons, confidential information about the Firm or its employees should not be disclosed to persons outside the Firm, or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies and financial status. In addition, the Firm is, from time to time, party to confidentiality agreements that prohibit Firm Employees from disclosing confidential information to any one outside of the Firm and may be subject to suit in the event that the terms of any such agreement are breached.

D.   Securities Accounts of Firm Employees.
Each Firm Employee is required to adhere to the following procedures in connection with securities transactions effected for his or her own account (Personal Securities Accounts). The procedures described below are also applicable to securities transactions made in any account in which the Firm Employee has a Beneficial Ownership Interest or over which the Firm Employee has direct, indirect or shared influence or control (Related Accounts).

E.   Acquisition of "Hot Issues" Prohibited.
It is the Firm's policy that neither the Firm nor any Firm Employee may participate in any initial public offering where in the availability of the securities being issued is limited (IPO or Hot Issue), either directly or in a Related Account. In addition, it is the policy of the Firm that the Firm will not facilitate the direct acquisition of Hot Issues by individual clients. The principle underlying this prohibition is twofold. First NASD Rules prohibit the purchase of Hot Issues by employees of NASD Member firms of which RIM Securities is a member. Second, if a Firm Employee (or the Firm itself) participates in such an offering and does not make the opportunity to acquire the issue available to those of the Firm's clients for whom such an investment may be suitable, there arises an implication that the Firm Employee (or the Firm) has his or her own interests ahead of those of the client.1 Notwithstanding this prohibition, the Firm's Board of Directors and/or Designated Principal or his/her designee, in their sole discretion, may approve the acquisition of a Hot Issue by a Firm client in circumstances that permit the Board or Designated Principal or his designee to reasonably determine that the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with the Firm or its clients, such as when the opportunity to participate in the offering results from a pre-existing ownership of an interest in the issuer or an investor in such issuer, or other substantial, pre-existing relationship. Any such approval must be requested and approved in writing prior to effecting the transaction in question.

F.   Private Placements.
Neither the Firm nor any Firm Employee may acquire an interest in an offering of securities that are exempt from registration under the Securities Act of 1933 (Private Placements or Limited Offering Securities) unless approval of such acquisition is requested and approved in writing by the Board of Directors or Designated Principal or his designee in advance of the purchase. Such approval may be granted in cases where the acquisition does not conflict with the policies underlying this Policy, or the interests of the Firm or its clients and in circumstances in which the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with the Firm or its clients. The purchase by or transfer to any Firm Employee of securities issued by the Firm or any of its affiliated entities is deemed approved in advance.

G.   Improper Transactions.
If a case should arise where it appears that, in contravention of this Policy, the Board of Directors or Designated Principal may require such transactions to be unwound and/or may impose other sanctions, as deemed appropriate by the Firm.

II. Reporting Requirements: Trust Access Persons

A. Identity of Trust Access Persons. A Firm Employee or other individual will be deemed a "Trust Access Person" for purposes of this Policy in accordance with the analysis set forth in Schedule B-2. The Firm will notify firm Employees who may become Trust Access Persons of their status.

B.   Identification of Securities Accounts
Every Trust Access Person must submit to the Firm a list of all accounts held with any broker, bank or investment adviser in which he or she has a Beneficial Interest (Related Account). The first such report shall be made within 10 days of the date on which the Firm Employee commences employment. Such report shall be substantially in the form Appendix A-1 to this Policy. Each listing must include:

     (i) The name of the broker, dealer or bank with which the Trust Access Person established the account;

     (ii) The date the account was established; and

     (iii) The date that the report is submitted by the Access Person.

C.   Quarterly Reports
Within 10 days of the end of each calendar quarter, every Trust Access Person shall submit to the Designated Principal a report of every transaction in a Covered Security effected in any Personal Securities Account or any Related Account during such quarter. The report shall be substantially in the form of Appendix A-2 to this Policy. Each Quarterly Report must include:

     (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
     (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
     (iii)The price of the Covered Security at which the transaction was effected;
     (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and
     (v)  The date that the report is submitted.
     (vi) With respect to any brokerage or bank account established by an Trust Access Person in which securities are held during the quarter, the quarterly report shall include the name of the broker, dealer or bank with whom the Trust Access Person who established the account, the date the account was established; and the date that the report is submitted.

D.   Initial Holdings Statement.

Every Trust Access Person shall submit to the Firm an initial statement of his or her holdings of Covered Securities ("Initial Holdings Statement"). This statement must be submitted within 10 days of the date on which such person becomes a Trust Access Person. The Initial Holdings Statement may be in the form of Appendix A-3 to this Policy. Each Initial Holdings Statement must include:

     (a) The title, number of shares and principal amount of each Covered Security in which the Trust Access Person had any direct or indirect beneficial ownership when the person became a Trust Access Person;

     (b) The name of any broker, dealer or bank with whom the Trust Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became a Trust Access Person; and

     (c)  The date that the report is submitted by the Access Person.

E.   Annual Holdings Statement.
On or before January 30 of each year, every Trust Access Person must submit an Annual Holdings Statement, which Annual Holdings Statement must be current as of December 31 of the immediately preceding year. The Annual Holdings Statement shall be substantially in the form of Appendix A-3 to this Policy. Annual Holdings Statement must include:

     (a) The title, number of shares and principal amount of each Covered Security in which the Trust Access Person had any direct or indirect beneficial ownership.

     (b) The name of any broker, dealer or bank with whom the Trust Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

     (c)  The date that the report is submitted.

F.   Exempted Accounts/Exempted Transactions

With the approval of the Designated Principal or is Designee, Trust Access Persons may arrange for the Firm to receive both duplicate confirmations and statements of transactions involving Covered Securities in lieu of filing Quarterly and Annual Reports if such duplicate confirmations or other records of the Firm contain all of the information required to be provided in the Quarterly or Annual Report and such confirmations and statements are received within 10 days of the end of the calendar quarter in which the transaction occurred in the case of Quarterly Reports and before January 30 of each year in the case of Annual Holdings Reports. Neither the quarterly Reporting requirement or Holdings Statements are required to be filed with respect to transactions effected for, or Covered Securities held in, any account over which the person otherwise required to make such filing with the Firm, has no direct or indirect influence or control. A determination as to whether any securities account or transaction may be within the scope of this exception must be made, in writing, by the Designated Principal or by the Firm's Board of Directors.

G.   Trade Pre-Clearance Requirements-

Access Persons are required to have their securities trades pre-cleared by a Designated Principal or his Designee. Notwithstanding the foregoing, Access Persons need not pre-clear transactions of up to 1,000 shares of securities of companies within the Standard & Poor's 500 Index or transactions of up to 500 shares of other securities during a rolling 30 day period, but such securities are subject to all reporting requirements under this Integrity Policy.


III. Insider Trading Policy

         Five Point Summary

X The making of investment decisions based on material non-public inside information is prohibited;
X    Communicating   material   non-public  inside   information  to  others  is
     prohibited.
X Information is non-public inside information if it is not generally known to the marketplace.
X Information is considered material if it is likely to be considered important by a reasonable investor in making an investment decision.
X Violation of the Firm's Insider Trading Policy can result in violations of Federal law that may carry civil and/or criminal penalties.

A.   Prohibition.
Rochdale forbids any Firm Employee from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm prohibits any employee from trading, either personally or on behalf of others (including any funds and private accounts managed by the Firm) on material non-public inside information and prohibits communication or dissemination of material non-public inside information to others (tipping) in violation of the law. The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.

G.   What is Insider Trading?

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits: trading by an insider, while in possession of material non-public information, or trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or communicating material non-public information to others.

H. Identifying Inside Information.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

o Is this information that an investor would consider important in making his or her investment decisions?
o Is this information that would substantially affect the market price of the securities if generally disclosed?
o    What is the source of the information?
o    Has the information been effectively communicated to the marketplace? 2

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should report the matter to the Designated Principal or its Designee and refrain from trading with respect to the security involved and refrain from communicating the information in question to the Designated Principal or his Designee, either inside or outside of the Firm until you have received instructions on the matter from the Designated Principal or his Designee. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

     (i)  Who is an Insider?

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Rochdale may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the individual to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the individual will be considered an insider.

     (ii) What is Material Information?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.3

     (iii) What is Non-public Information?

     Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

     (iv) What are the Penalties for Insider Trading?

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of parties, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by Rochdale, including dismissal of the persons involved. IV.



Firm Responsibilities:  Review and Record Keeping

                  Five Point Summary

X All Trust Access Persons and Firm Employees will be reminded at least annually of their reporting obligations under this Policy;

X A determination will be made by the Designated Principal or his Designee as to those Firm Employees who shall be deemed Trust Access Persons and thus subject to expanded reporting obligations, and a current list of such Trust Access Persons shall be maintained by the Designated Principal or his Designee.

X The Designated Principal or his Designee shall review all Quarterly Reports (or equivalent information) and initial/annual statements with a view to determining whether any reported transactions may have violated this Policy.

X The Designated Principal shall be responsible for assuring that all records required to be maintained under Rule 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act are maintained in the manner prescribed.

X The Firm shall at least annually certify to the Board of Trustees of the Trust that this Policy remains in effect and is adequate to assure that Access Persons of the Trust who are Firm Employees have not violated its provisions.

B. Notification to Firm Employees of their Obligations under this Policy. The Designated Principal or his designee will, at the end of each quarterly and/or annual period, provide to each Trust Access Persons or Firm Employee with the necessary reporting form, in the event that the use of duplicate confirmations or statements is not utilized, and assure that any such form is completed and submitted to Designated Principal for review.

I.   Identification of Trust Access Persons.

     The Designated Principal shall be responsible for making an initial determination as to which Firm Employees shall be deemed "Trust Access Persons" for purposes of the reporting requirements of this Policy. Such determinations shall be made in accordance with Appendix B-2 and shall be subject to ratification of the Firm's Board of Directors at the next Board meeting following such determination.

     J. Review Procedures; Procedures to be Followed in the Event of a Violation. The Designated Principal or his Designee shall, following receipt of the various reports required to be made under this Policy, consider (i) whether any personal securities transaction evidences an apparent violation of this policy, and in particular Sections I Part B, or Section III hereof; and (ii) whether any apparent violation of the reporting requirement has occurred. Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Designated Principal or his Designee shall report such violations to the Firm's Board of Directors, which shall determine what actions, if any, should be taken. The Designated Principal or his Designee shall prepare quarterly reports with respect to any material trading violation under this Policy; any such reports shall be provided to the Trust's Board of Trustees, as appropriate.

K. Required Records.
The Firm will maintain records relating to this Policy in the manner and to the extent set out below, and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

     (i) A copy of this policy and the Firm's prior policy shall be maintained in an easily accessible place;

     (ii) A record of any violation of the Policy, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at lease five years after the end of the fiscal year in which the violation occurs;

     (iii)A copy of each report made by any Trust Access Person/Investment Officer/Firm Employee as required by this Policy must be maintained for at lease five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

     (iv) A record of Trust Access Persons who are or, within the past five years, were, required to make reports under this Policy or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

     (v) A copy of each report prepared by the Designated Principal required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     (vi) A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Firm Employee of Limited Offering Securities for at lease five years after the end of the fiscal year in which the approval is granted.

L.   Certification to the Trust.

The Designated Principal shall annually prepare a written report to be presented to the Board of Trustees of the Trust detailing (i) any issues arising under this Policy since the preceding report, including information about material violations of this Policy and sanction imposed in response to such material violations; and (ii) a certification to the effect that this Policy as currently in effect is designed to be reasonably necessary to prevent Trust Access Persons from violating this Policy.


Appendices

Appendix A-1      Securities Account Identification Form
Appendix A-2      Quarterly Report Form
Appendix A-3      Initial/Annual Holdings Report Form

Appendix B-1      Designation of Trust Access Persons
Appendix B-2      Firm Employee/Trust Access Person Certification

Appendix C:       Definitions and Examples



Appendix A-1 Initial Securities Account Identification Form

FROM:

This report is being submitted pursuant to the Integrity Policy established by Rochdale. ("Firm") The undersigned certifies that the following is an accurate and complete listing of all securities accounts in which I have a Beneficial Interest and that I will inform the Firm, in writing, of any additional such account that may be established not later than 10 days after the calendar quarter in which such additional account is established:


----------------- -------------------------------- ---------------------------

Date Established  Name of the Account/Account No.  Name of Broker/Bank/Adviser
----------------- -------------------------------- ---------------------------



----------------- -------------------------------- ---------------------------


----------------- -------------------------------- ---------------------------


Name of Reporting Person (Print):    [Trust Access Person]

Signature of Reporting Person:      _________________________________

Date of Submission                  _________________________________




Appendix A-2      Quarterly Securities Transaction Report for the Quarter Ending

          ***See Important Definitions contained in Integrity Policy***

FROM: [Trust Access Person]

1. This report is being submitted pursuant to the Integrity Policy established by Rochdale. The undersigned certifies that the transactions described below were purchased or sold in reliance upon public information lawfully obtained and were not based upon information obtained as a result of any affiliation with Rochdale. ("Firm")

2.   Please Check One:

|_| The undersigned had no reportable securities transactions during the above-referenced quarterly period. OR
                                        ==

|_|  Please  see   attached   confirmation/statement   relating  to   reportable
     securities transactions during the above referenced period, which statement includes all of the information indicated in the table below.OR
                                                                  ==

|_| Duplicate confirms and statements have been provided to the Firm with respect to all reportable securities transactions.OR
                                                       ==

|_| The undersigned had the following reportable securities transactions during the above referenced period:


--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------
                                                                                                           Total
Date       Transaction           Security               Amount          Price/Share        Broker         Commission
----       -----------           --------               ------          -----------        ------          -----
                      (interest (principal amount,
                           rate/maturity date,      if applicable)
                              if applicable)
--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------

Example           (Sold)           (IBM Common)          (100 Shares)   ($48 1/2)     (Paine Webber)      ($148)
-------
(1/3/00)

--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------

(1/25/00)     (Buy)         (NYC Housing Bond)          ($5000)                                             (NA)
                             (7.25% 12/31/08)
--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------


--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------


--------- --------------- ----------------------- -------------------- --------------- --------------- ---------------


3. |_| The undersigned certifies that an accurate listing of all securities accounts in which I have a Beneficial Interest is on file with the Firm. OR

|_| During the above-referenced quarterly period, the undersigned established following account(s):

---------------- ------------------------------- ---------------------------
                                                   Name/Address of Broker/
Date Established Name of the Account/Account No.    Bank/Adviser
---------------- ------------------------------- ---------------------------


---------------- ------------------------------- ---------------------------

I certify that the information I am providing in this report is accurate and includes all transactions pursuant to which, and account in which, I acquired direct or indirect beneficial ownership of a security, other than transactions in U.S. Government securities, transactions in mutual fund shares or transactions in accounts over which I have no direct or indirect influence or control in accordance with a determination to that effect under the Policy. This report shall not be construed as an admission that I have or have had any direct or indirect beneficial ownership in the securities listed.

Name of Reporting Person (Print):   [Trust Access Person]
Signature of Reporting Person:      _________________________________
Date of Submission                  _________________________________

Note: Report must be filed within ten days of the end of the calendar quarter to which the report relates.

                Appendix A-3 Initial/Annual Holdings Report Form


FROM:

This report is being submitted pursuant to the Integrity Policy established by Rochdale ("Firm") The undersigned certifies that the following is an accurate and complete listing of all Covered Securities in which I have a Beneficial Interest


|_|      As of

---------------- -------------- --------------------- ------------- ------------

 Broker Name and    Account No.       Security        No. of Shares Amount
     Address                     (include CUSIP, if
                                     available)
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------
---------------- -------------- --------------------- ------------- ------------




Name of Reporting Person (Print):    [Trust Access Person or Investment Officer]

Signature of Reporting Person:              _________________________________

Date of Submission                          _________________________________


Note: This statement must be submitted within 10 days of the date on which such person becomes a Trust Access Person.

You may attach account statement(s) in lieu of providing a separate listing above, if all required information appears on such statements if using this form in conjunction with the Annual Statement or Initial Statement.

Check this box if you have notified the Compliance Department of all of your outside brokerage accounts and, to the best of your knowledge, believe that duplicate statements are presently forwarded to the Compliance Department for review.



          Appendix B-1 Firm Employee/ Trust Access Person Certification

FROM:   {Employee}

The undersigned hereby certifies that he/she is has received a copy of and understands the Integrity Policy adopted by Rochdale and in particular is aware of the following:

1) The interests of the Firm's clients are paramount; avoid even the appearance of acting other than in the best interest of a client.
2)   Keep all matters relating to the Firm or its clients strictly confidential.
3) Firm Employees may not participate in any IPO. Firm Employees may not facilitate such participation by any client of the Firm.
4) Purchases of any privately placed security must be approved in writing by the Designated Principal or his Designee before the acquisition.
5) Firm Employees are forbidden from trading, either personally or on behalf of others, on material non-public inside information (insider trading) and from communicating or disseminating material non-public inside information to others. Information is inside information if it is not generally known to the marketplace. Information is considered material if it is likely to be considered important by a reasonable investor in making an investment decision.
6) Trust Access Person must file all reports listed in Section II Part One of this Integrity Policy.
7) Every Firm Employee will be required annually to certify that he or she has complied with those reporting requirements to which he or she is subject under this Policy.

IMPORTANT: Check and Initial Only if Applicable

|_| The undersigned further acknowledges that he/she has been deemed a Trust Access Person under this Policy, or Employee and has complied with each standard and reporting requirement to which he or she is subject.

Name of Reporting Person (Print):

Signature of Reporting Person:      _________________________________

Date of Submission                  _________________________________




Appendix B-2: Firm Employees Identified as Trust Access Persons or Investment Officers

(1) Standard for Identifying Firm Employees who are Trust Access Persons under this Policy.

     A. All directors and officers of the Firm shall be deemed Trust Access Persons.

                  The Firm's officer and directors are:


Name                  Position with the Firm                                 Position with the Trust
----                  ----------------------                                 -----------------------
Carl Acebes           Director and Officer of Rochdale and RIM Securities    Chairman of Board of Trustees
Garrett D'Alessandro  Director and Officer of Rochdale and RIM Securities    President and Treasurer of Trust
David Coiro           Officer of Rochdale and RIM Securities                 None
Andrew Miranda        Officer of Rochdale and RIM Securities                 None
Lane Bucklan          Officer of Rochdale and RIM Securities                 Compliance officer




     B. The term "Trust Access Person" shall also include any Firm Employee4 in connection with his or her regular functions or duties,

          1) makes or participates in the making of recommendations regarding the purchase or sale of Covered Securities, or obtains information regarding the purchase or sale of Covered Securities by a Portfolio of the Trust, or

          2) whose functions relate to the making of any recommendations with respect to the purchases or sales of securities by any Portfolio of the Trust.

As of June 24, 2002, these individuals are:

Name                   Position with the Firm         Position with the Trust
----                   ----------------------         -----------------------
Yating Niu             PMA                            None
David Abella           Analyst                        None
James Chang            Analyst                        None
John Shen              Analyst/Portfolio Manager      None

David Shmulewitz       Trader                         None
David Coiro            Private Client PM              None
Tripp Taylor           Private Client PM              None
Elizabeth Dooley       PMA                            None
David Kessler          PMA                            None


Geoffrey Pazzanese     Analyst                        None
Michael Kendrick       PMA                            None
Paul Guerney           PMA                            None
Michael Mulvihill      Private Client PM              None
Michael Bacharz        Fund Accountant/Trader         None
Anthony Sozio          Trader                         None
Steven Goode           Analyst                        None
Marco Merz             PMA                            None
JC Davies              Analyst                        None

          C. Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by any Portfolio of the Trust.


Appendix C: Definitions/Examples

Trust Access Person means:
     (i)  All officers and directors of the Firm;

     (ii) Any Firm Employee in connection with his or her regular functions or duties makes or participates in the making of recommendations regarding the purchase or sale of Covered Securities, or obtains information regarding the purchase or sale of Covered Securities by a Portfolio of the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales of securities by any Portfolio of the Trust; and

     (iv) Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the any Portfolio of the Trust.

Personal Securities Account means any securities or brokerage account of the individual employee.

Related Account means any securities account in which the individual employee has Beneficial Ownership Interest.

Beneficial Ownership Interest of a security is defined under Rule 16a-1 (a)(2) of the Securities Exchange Act of 1934, which provides that a Firm Employee should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or reinvest title in himself/herself now or in the future.

For purposes of the Code, you will be deemed to have a beneficial interest in a security under the following circumstances:

     o securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

     o securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

     o securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and
          stepparents,   in  each  case  treating  a  legal  adoption  as  blood
          relationship) has a beneficial interest (using these rules) in the trust.

     o securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

     o securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

     o securities held by a personal holding company controlled by you alone or jointly with others;

     o securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

     o securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

     o securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

     o securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Designated Principal.

Covered Security means a security defined in section 2(a)(36) of the Act [15 U.S.C. 80(a)(36)], except that it does not include:

         (i)      Direct obligations of the Government of the United States;
         (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
         (iii) Shares issued by open-end mutual funds, including The Rochdale Trust


Designated Principal means Garrett D'Alessandro and/or any individual designated by Garret D'Alessandro. The person designated by Garrett D'Alessandro is Lane Bucklan.




--------

     1 See, e.g. In the Matter of Speaker and Janus, Investment Advisers Act Release No. 1605 (January 13, 1997); In the Matter of Joan Conan Investment Advisers Act Release No. 1446 (September 30, 1994).


     2 For example, information that has been published in a newspaper or magazine of general publication, such as Reuters or The Wall Street Journal would be deemed to have been effectively communicated to the public.

     3 Examples of information that should be presumed material include but are not limited to information relevant to dividend changes, earnings estimates, significant changes in relationships with clients, suppliers and key personnel, mergers or acquisitions, major litigation or significant new products or discoveries. This list is not exhaustive.